Exhibit 99.1

SenesTech Announces 2023 Financial Results

YTD 2024 total revenue up more than 80% compared
to YTD 2023 driven by orders for EvolveTM soft bait

PHOENIX, Ariz., February 21, 2024. SenesTech, Inc. (NASDAQ: SNES, “SenesTech” or the “Company”), the rodent fertility control experts and inventors of the only EPA-registered contraceptive for male and female rats, ContraPest®, today announced 2023 financial results.

“During 2023, we executed on a number of key initiatives that will be the foundation to drive growth into the future, most notably was the development of Evolve, our all-new soft bait product that was launched on a limited basis at the end of 2023,” commented Joel Fruendt, President and CEO of SenesTech. “Since the full launch of Evolve in January 2024, we have seen a significant uptick in interest and orders from a wide range of sales channels and geographies. For instance, we were recently approved as a vendor for a major nationwide hardware retailer; we have signed distribution and stocking agreements for grain management and open field agricultural applications; and we have expanded our geographical reach outside the United States, including Hong Kong, Macau, the United Arab Emirates, Singapore, Australia, New Zealand and The Netherlands.”

Year-to-date 2024 total revenue (through mid-February 2024) is up more than 80% compared to the same period in 2023, driven by orders for Evolve, which represented more than 50% of total revenue and included international revenue for the first time in the Company’s history.

“It is increasingly clear that Evolve is a game changing product that will be a key driver to our revenue growth in 2024,” Fruendt continued.

Looking back at 2023, revenue was $1.2 million compared to $1.0 million in 2022, an increase of 17%. Growth during the year was driven primarily by agribusiness and new distribution agreements and was slowed temporarily in the fourth quarter due to the allocation of resources required for the launch of Evolve. Revenue rapidly increased once full launch happened in January 2024.

Following the successful launch of Evolve for rats, the Company is working on an enhanced form factor and dosing of a soft bait contraceptive product for mice. The product is expected to utilize the same active ingredient with its documented record of efficacy and be designated under the EPA’s minimum risk rules.

“A product for the control of mice is a logical extension of our rodent fertility control solutions,” Fruendt continued. “Our product development team is hard at work with a goal to have a product on the market by mid-2024.”

Tom Chesterman, CFO of SenesTech, added, “We continue to focus on driving operational efficiencies across the organization. Over the course of 2023, we improved operating expenses by nearly $2.0 million compared with 2022. We also improved the balance sheet through a $5.0 million public offering of common stock and warrants in November 2023, of which $1.0 million in warrants have been exercised so far. We are optimistic that as we continue to execute our business plan, the remaining warrants will be a source of cash over the coming quarters.”

Exhibit 99.1
Year End 2023 Highlights

•Revenue during 2023 was $1.2 million compared to $1.0 million in 2022, an increase of 17%.

•Gross profit during 2023 was $539,000 compared to $464,000 in 2022, with gross profit margin at 45.2% in 2023 compared to 45.5% in 2022. Gross profit margin for 2023 excluding the impact from new product introductions was 49.3%.

•Net loss during 2023 was $7.7 million, compared to a net loss of $9.7 million for 2022, an improvement of $1.9 million.

•Adjusted EBITDA loss, which is a non-GAAP measure of operating performance, for 2023 was $6.9 million compared to $8.5 million in 2022, an improvement of $1.5 million.

•Cash at the end of December 2023 was $5.4 million.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. However, this measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar term. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

Date and Time: Wednesday, February 21, 2024, at 5:00 pm ET

Call-in Information: Interested parties can access the conference call by dialing (844) 308-3351 or (412) 317-5407.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at https://app.webinar.net/KODd6Vn6ApQ or http://senestech.investorroom.com/.

Replay: A teleconference replay of the call will be available for seven days at (877) 344-7529 or (412) 317-0088, replay access code 3232725. A webcast replay will be available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/ for 90 days.

About SenesTech
We are committed to improving the health of the world by humanely managing animal pest populations through fertility control. We are experts in fertility control to manage animal pest populations. We invented ContraPest, the only U.S. EPA-registered contraceptive for male and female rats, and Evolve, an EPA-designated minimum-risk contraceptive currently offered for rats. ContraPest and Evolve fit seamlessly into all integrated pest management programs, significantly improving the overall goal of effective pest management. We strive for clean cities, efficient businesses and happy households – with a product designed to be humane, effective and sustainable.

For more information visit https://senestech.com/.

Exhibit 99.1
Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, among others, our belief that our execution on a number of key initiatives during 2023, will be the foundation to drive growth into the future, most notably was the development of Evolve, our all-new soft bait product that was launched on a limited basis at the end of 2023; our belief that it is increasingly clear that Evolve is a game-changing product that will be a key driver to our sales growth in 2024; our development of a soft bait contraceptive product for mice, which is expected to utilize the same active ingredient with its documented record of efficacy and be designated under the EPA’s minimum risk rules; our belief that a product for the control of mice is a logical extension of our rodent fertility control solutions; our goal to have a contraceptive product for mice on the market by mid-2024; our continued focus on driving operational efficiencies across the organization; and our optimism that as we continue to execute our business plan, the remaining warrants from the November 2023 offering will be a source of cash over the coming quarters. Forward-looking statements may describe future expectations, plans, results or strategies and are often, but not always, made through the use of words such as “believe,” “may,” “future,” “plan,” “will,” “should,” “expect,” “anticipate,” “eventually,” “project,” “estimate,” “continuing,” “intend” and similar words or phrases. You are cautioned that such statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the successful commercialization of our products; market acceptance of our products; our financial performance, including our ability to fund operations; our ability to regain and maintain compliance with Nasdaq’s continued listing requirements; regulatory approval and regulation of our products; and other factors and risks identified from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. Except as required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:
Investors: Robert Blum, Lytham Partners, LLC, 602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc., 928-779-4143

SENESTECH, INC.
BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	As of December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$5,395	$4,775
Accounts receivable, net	95	113
Prepaid expenses	388	378
Inventory, net	795	853
Total current assets	6,673	6,119
Right to use assets, operating leases	210	347
Property and equipment, net	388	294
Other noncurrent assets	22	22
Total assets	$7,293	$6,782

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$150	$540
Accrued expenses	368	560
Current portion of operating lease liability	217	180
Current portion of notes payable	33	—
Deferred revenue	18	44
Total current liabilities	786	1,324
Operating lease liability, less current portion	—	179
Notes payable, less current portion	156	—
Total liabilities	942	1,503
Stockholders’ equity:
Common stock	5	—
Additional paid-in capital	136,259	127,482
Accumulated deficit	(129,913)	(122,203)
Total stockholders’ equity	6,351	5,279
Total liabilities and stockholders’ equity	$7,293	$6,782

SENESTECH, INC.
STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Years Ended December 31,
	2023	2022
Product sales, net	$1,193	$1,019
Cost of sales	654	555
Gross profit	539	464
Operating expenses:
Research and development	1,228	1,859
Selling, general and administrative	7,043	8,279
Total operating expenses	8,271	10,138
Loss from operations	(7,732)	(9,674)
Other income (expense):
Interest income	26	7
Interest expense	(4)	(2)
Miscellaneous expense	—	(26)
Other income (expense), net	22	(21)
Net loss	$(7,710)	$(9,695)
Weighted average shares outstanding — basic and diluted	669,861	65,473
Loss per share — basic and diluted	$(11.51)	$(148.08)

SenesTech Inc.
Itemized Reconciliation Between Net Loss and Adjusted EBITDA (non-GAAP)
(In thousands)
(Unaudited)

	Years Ended December 31,
	2023	2022
Net loss (as reported, GAAP)	$(7,710)	$(9,695)
Non-GAAP adjustments:
Interest income, net	(22)	(5)
Stock-based compensation expense	555	711
Severance costs	119	311
Loss on sale of assets	—	28
Depreciation expense	135	183
Total non-GAAP adjustments	788	1,227
Adjusted EBITDA loss (non-GAAP)	$(6,922)	$(8,467)
5